WOLVERINE TUBE, INC.

Wolverine Tube, Inc.

ANNUAL PERFORMANCE INCENTIVE PLAN

OVERVIEW OF THE PLAN:

The Wolverine Tube, Inc. Annual Performance Incentive Plan (“The Plan”) will provide each eligible participant with a specific incentive opportunity – expressed as a percentage of base compensation – which may be awarded based upon the Company achieving certain performance measures. These goals can be corporate, division, group or some combination of all and will be weighted to emphasize key areas. Any bonus payouts are at the discretion of the Plan Administrator(s).

OPERATIONS OF THE PLAN:

•

Performance Measures and Targets - Under The Plan, the Plan Administrator establishes various target performance levels based on projected business results during The Plan year. A payout may be made based primarily on the Company’s financial performance. In order to provide incentives for production facilities to meet local productivity goals, facility financial performance and / or other measures may be established and included in the calculations. There will be various levels of potential payout for the Company’s consolidated financial performance measure(s); and three primary levels of potential payout for all other metrics. These levels will be determined by the Plan Administrator but will be based on year over year improvement in financial performance as well as performance to financial plans.

•

Incentive Opportunities - The Plan Administrator will then establish percentage of salaries that may be earned. The percentages increase as performance improves based upon a graduated formula. For example, if actual performance in any area is between level one and level two, a pro-rata increase in incentives may be provided as determined by the Plan Administrator(s). For overall company consolidated measure(s), once the initial target level of performance is achieved, additional bonus can be earned in a pro-rata manner. For all other metric(s) maximum payout is achieved at level three.

•

Eligibility for Participation - Participation in the Plan, for the CEO and other executive officers will be determined by the Compensation Committee based upon recommendations of the CEO. The Compensation Committee will act as the “Plan Administrator” for the CEO and other executive officers. The CEO will act as Plan Administrator for those below this level. No individual may participate simultaneously in more than one annual incentive or bonus plan. Once an individual is determined to be eligible for participation, he must be an employee of the Company at all times during the year, through and including the date the awards are granted in the following year in order to be eligible to receive the award. A person who is demoted during the year is subject to removal from The Plan by the Plan Administrator, with no entitlement to compensation under The Plan. A Participant in The Plan, who retires, becomes disabled (as defined in the applicable Company plan) or who dies during the year will be eligible to receive a pro rata award, if applicable. The Plan Administrator will review situations involving involuntary terminations to determine potential awards under The Plan. A participant who voluntarily terminates service or who is terminated for “Cause” (as determined by the Plan Administrator) will not be eligible for an award.

•

Administration of the Plan – For purposes of the CEO and other executive officers the Plan Administrator will be the Compensation Committee. For purposes of the non-executive employees, The Plan Administrator will be the CEO. The Plan Administrator(s) will make any and all determinations regarding the operation of the Plan. Incentive payments should occur in the latter part of March but may be deferred at the discretion of the Plan Administrator.

•

Extenuating Circumstances – The CEO may recommend to the Compensation Committee changes to financial goals based on extenuating circumstances. The Compensation Committee may evaluate unexpected or uncontrollable events that could impact the Plan and may accept or deny recommendations from the CEO. The Compensation Committee has the authority to amend or terminate the Plan at any time.

PREPARED BY:

President & CEO

Date:

APPROVED:

Chair Compensation Committee

Date:

Version 01/06